Exhibit 21.1

SUBSIDIARIES OF REGISTRANT*

Corona Optical Systems, Inc., a Delaware corporation

K2 Optronics, Inc. a Delaware corporation

EMCORE IRB Company, Inc., a New Mexico corporation

EMCORE Hong Kong, Limited, a Hong Kong corporation

LangFang EMCORE Optoelectronics Company, Limited, a Chinese corporation

Opticomm Corporation, a Delaware corporation

EMCORE Solar Power, Inc., a Delaware corporation

*As of October 30, 2007